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                                                                      EXHIBIT 9

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                                       October 15, 1996


John W. Rosensteel, President
Keyport Life Insurance Company
125 High Street
Boston, MA 02110

RE: OPINION OF COUNSEL - VARIABLE ACCOUNT A

Dear Mr. Rosensteel:


   You have requested my opinion concerning the legality of the variable annuity contracts being registered with the Securities and Exchange Commission by Pre-Effective Amendment No. 5.


   I have made such examination of the law and have examined such records and documents as in my judgment was necessary or appropriate to enable me to render the opinion expressed below.

   I am of the opinion that the contracts will be legally issued and will represent binding obligations of the depositor (Keyport Life Insurance Company).

   You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

                                       Sincerely,

                                       /s/ Bernard R. Beckerlegge

                                       Bernard R. Beckerlegee
                                       Senior Vice President and
                                       General Counsel